Exhibit 10.1

BANC OF AMERICA SECURITIES LLC BANC OF AMERICA BRIDGE LLC BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036 214 North Tryon Street Charlotte, North Carolina 28255	THE BANK OF NOVA SCOTIA One Liberty Plaza New York, New York 10006

July 10, 2008

Ashland Inc.

50 E. RiverCenter Boulevard

P.O. Box 391

Covington, Kentucky 41012-0391

Attention:        Kevin Willis

Project Viking

Commitment Letter

$1.950 Billion Senior Credit Facilities

$750.0 Million Senior Bridge Facility

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), The Bank of Nova Scotia (“Scotiabank” and, together with Bank of America, the “Committing Banks”), Banc of America Bridge LLC (“Banc of America Bridge”), and Banc of America Securities LLC (“BAS” and, together with Banc of America Bridge and the Committing Banks, the “Committing Parties”) that Ashland Inc., a Kentucky corporation (the “Borrower” or “you”), intends to acquire (the “Acquisition”) all of the stock of Hercules Incorporated, a Delaware corporation (the “Acquired Business”) (the Borrower, the Acquired Business and their subsidiaries are sometimes collectively referred to herein as the “Companies”), from the shareholders of the Acquired Business, for consideration consisting of not more than $2.162 billion in cash and 0.093 shares of the Borrower’s common stock for each share of the Acquired Business’ common stock (as more fully provided in the Acquisition Agreement (as defined below)) issued to shareholders of the Acquired Business. The Acquisition will be effected through the merger of a newly created wholly-owned subsidiary of the Borrower with and into the Acquired Business, with the Acquired Business being the surviving corporation as a wholly owned subsidiary of the Borrower.

You have also advised us that you intend to finance the Acquisition, the costs and expenses related to the Transaction (as hereinafter defined), the repayment of certain existing indebtedness of the Companies (the “Refinancing”) and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) at least $871.0 million of cash on hand at the Borrower and at least a number of shares of common stock of the Borrower as set forth in the previous paragraph issued to shareholders of the Acquired Business (the “Equity Consideration”); (b) up to $1.950 billion in senior secured credit facilities of the Borrower (collectively, the “Senior Credit Facilities”), comprised of (i) term loan A facilities (the “Term A Facility”) aggregating up to $600.0 million, (ii) term loan B facilities (the “Term B Facility”) aggregating up to $850.0 million and (iii) a revolving credit facility of up to $500.0 million; and (c) at least $750.0 million in gross proceeds from the issuance and sale by the Borrower of senior unsecured notes having the same guarantees as the Senior Credit Facilities (the “Senior Notes”) or, alternatively, up to $750.0 million of senior unsecured loans under a bridge facility (the “Bridge Facility” and, together with the Senior Credit Facilities, the “Facilities”) made available to the Borrower as interim financing to the Permanent Securities referred to below (such senior loans being the “Bridge Loans” and, together with any Rollover Loans and Exchange Notes (as defined in Annex II hereto), the “Bridge Financing”). It is understood that up to $100.0 million of the Term A Facility and $100.0 million of the Term B Facility may be replaced prior to the Closing Date or repaid after the Closing Date with an accounts receivable securitization facility of the Borrower as described in Annex IV hereto and otherwise on customary terms and conditions (the “A/R Facility”), with the proceeds of such A/R Facility reducing or repaying, as the case may be, the Term A Facility and Term B Facility on a dollar for dollar basis allocated between such facilities in consultation with the Borrower as the Lead Arrangers may reasonably determine. The $100.0 million of the Term A Facility and $100.0 million of the Term B Facility which may be funded on the Closing Date in lieu of the A/R Facility is referred to herein as the “A/R Facility Backstop.” The Acquisition, the issuance of the Equity Consideration, the entering into and funding of the Senior Credit Facilities, the issuance and sale of the Senior Notes or the entering into and funding of the Bridge Facility, the Refinancing and all related transactions are hereinafter collectively referred to as the “Transaction.” The sources and uses for the financing for the Transaction are as set forth on Schedule I hereto.

BAS, Scotiabank and Scotia Capital (USA) Inc. (“Scotia Capital”) have also delivered to you a separate engagement letter dated the date hereof (the “Engagement Letter”) setting forth the terms on which BAS and Scotia Capital are willing to act as joint lead underwriters, joint lead initial purchasers, joint lead arrangers and joint lead placement agents for (i) the Senior Notes or (ii) if the Bridge Facility is funded on the Closing Date, the senior unsecured notes or any other securities of the Companies that may be issued after the Closing Date for the purpose of refinancing all or a portion of the outstanding amounts under the Bridge Facility (the “Permanent Securities”).

1. Commitments. In connection with the foregoing, (a) each of Bank of America and Scotiabank, severally and not jointly, are pleased to advise you of its commitment to provide 50% and 50%, respectively, of the principal amount of the Senior Credit Facilities and Bank of America’s willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, all upon and subject to the terms and conditions set forth in this letter and in the summary of terms attached as Annex I and Annex III hereto (collectively, the “Senior Financing Summary of Terms”), (b) each of BAS and Scotiabank, jointly and not severally, are pleased to advise you of their willingness, as the joint lead arrangers and joint book running managers (in such capacities, the “Senior Lead Arrangers”) for the Senior Credit Facilities, to form a syndicate of financial institutions and institutional lenders (collectively, the “Senior Lenders”) in consultation with you for the Senior Credit Facilities, including Bank of America and Scotiabank; provided that BAS will have “left”

placement in all marketing materials and other documentation used in connection with the Senior Credit Facilities and will have the roles associated with such “left” placement, (c) each of Banc of America Bridge and Scotiabank, severally and not jointly, are pleased to advise you of its commitment to provide 50% and 50%, respectively, of the principal amount of the Bridge Facility, all upon and subject to the terms and conditions set forth in this letter and in the summary of terms attached as Annex II and Annex III hereto (collectively, the “Bridge Summary of Terms” and, together with the Senior Financing Summary of Terms, the “Summaries of Terms” and, together with this letter agreement, the “Commitment Letter”), and (d) each of BAS and Scotiabank, are also pleased to advise you of their willingness, as the joint lead arrangers and joint book running managers (in such capacities, the “Bridge Lead Arrangers”; BAS and Scotiabank acting in their capacities as Senior Lead Arrangers and/or Bridge Lead Arrangers are sometimes referred to herein as the “Lead Arrangers”) for the Bridge Facility, to form a syndicate of financial institutions and institutional lenders (collectively, the “Bridge Lenders” and, together with the Senior Lenders, the “Lenders”) for the Bridge Facility, including Banc of America Bridge and Scotiabank (the “Initial Bridge Lenders”); provided that BAS will have “left” placement in all marketing materials and other documentation used in connection with the Bridge Facility and will have the roles associated with such “left” placement. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms. If you accept this Commitment Letter as provided below in respect of the Senior Credit Facilities, the date of the initial funding under the Senior Credit Facilities, and/or if you accept this Commitment Letter as provided below in respect of the Bridge Facility, the date of the initial funding of the Bridge Facility or of the issuance and sale of the Senior Notes in lieu of funding the Bridge Facility, in each case, is referred to herein as the “Closing Date.”

2. Syndication. The Lead Arrangers intend to commence syndication of each of the Facilities promptly upon your acceptance of the terms of this Commitment Letter and the Fee Letter related to such Facility, and the commitment of the Commitment Banks hereunder, as the case may be, related to such Facility shall be reduced dollar-for-dollar as and when corresponding commitments received from the Senior Lenders or Bridge Lenders, as the case may be, are funded on the Closing Date. You agree to actively assist, and to use commercially reasonable efforts to cause the Acquired Business to actively assist, the Lead Arrangers in achieving a syndication of each such Facility that is satisfactory to the Lead Arrangers and you. Such assistance shall include (a) your providing and causing your advisors to provide the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by the Companies and their advisors, or on their behalf, relating to the Transaction (including the Projections (as hereinafter defined), the “Information”), (b) your assistance in the preparation of Information Memoranda and other materials to be used in connection with the syndication of each such Facility (collectively with the Summaries of Terms and any additional summaries of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from the existing banking relationships of the Companies, (d) your procuring a rating for each of the Facilities and the Senior Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) prior to the launch of the syndication and (e) your otherwise assisting the Lead Arrangers in their syndication efforts, including by making the officers and advisors of the Borrower, and using your commercially reasonable efforts to cause officers and advisors of the Acquired Business, available from time to time to attend and make presentations regarding the business and prospects of the Companies, as appropriate, at one or more meetings of prospective Lenders. The parties hereby agree that the Information Memoranda to be used in connection with the syndication of the Facilities shall be completed at least 30 days prior to the Closing Date.

It is understood and agreed that, in consultation with the Borrower, the Lead Arrangers will manage and control all aspects of the syndication of each Facility, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in either Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.

3. Information Requirements. You represent, warrant and covenant that (a) all financial projections concerning the Companies that have been or are hereafter made available to the Committing Parties or the Lenders by any of the Borrower, its subsidiaries or their representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions, (b) to your knowledge, all Projections that have been or are hereafter made available to the Committing Parties or the Lenders by the Acquired Business or its representatives (or on its behalf) (or to the Borrower and delivered by the Borrower to the Committing Parties or Lenders) have been or will be prepared in good faith based upon reasonable assumptions, (c) all Information, other than Projections, which has been or is hereafter made available to the Lead Arrangers or any of the Lenders by any of the Borrower, its subsidiaries or any of their representatives (or on their behalf) in connection with any aspect of the Transaction, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which made, not misleading, and (d) to your knowledge, all Information, other than Projections, which has been or is hereafter made available to the Lead Arrangers or any of the Lenders by the Acquired Business or its representatives (or on its behalf) (or to the Borrower and delivered by the Borrower to the Committing Parties or Lenders) in connection with any aspect of the Transaction, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which made, not misleading. You agree to furnish us with further and supplemental information from time to time until the Closing Date and, if requested by us, for such period thereafter as is necessary to complete the syndication of the Facilities so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date and on such later date on which the syndication of the Facilities is completed as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing these commitments and in arranging and syndicating each of the Facilities, the Committing Parties are and will be using and relying on the Information without independent verification thereof. Information and Projections provided to the Lead Arrangers prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information.”

You acknowledge that (a) the Committing Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Committing Parties on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Committing Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Committing Parties will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4. Fees and Indemnities. You agree to pay the fees set forth in the Fee Letter dated as of the date hereof (the “Fee Letter”) among the parties hereto. You also agree to reimburse the Committing Parties from time to time on demand for all reasonable and invoiced out-of-pocket fees and expenses (including, but not limited to, the reasonable and invoiced fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Lead Arrangers and the Administrative Agent, and of any special and local counsel to the Committing Parties retained by the Lead Arrangers, and reasonable and invoiced and due diligence expenses) incurred in connection with the Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby; provided that the Lead Arrangers shall consult with the Borrower on a regular basis regarding the engagement of special counsel and the incurrence of due diligence expenses. In addition, if this Commitment

Letter is accepted with respect to the Bridge Facility, the reasonable and invoiced out-of-pocket fees and expenses incurred by BAS and Scotiabank in connection with the Senior Notes or the Permanent Securities will be reimbursed as provided in the Engagement Letter.

You also agree to indemnify and hold harmless the Committing Parties, each other Lender and each of their affiliates and their officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Facilities and any other financings contemplated by the Commitment Letter or the Engagement Letter, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or such Indemnified Party’s subsidiaries or the officers, directors, employees, agents, advisors and other representatives of such Indemnified Party or its subsidiaries. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. Each Indemnified Party will promptly notify you upon receipt of written notice of any claim or threat to institute a claim, provided that any failure by any Indemnified Party to give such notice shall not relieve you from the obligation to indemnify the Indemnified Parties unless you are materially prejudiced by such failure. You also agree that none of the Committing Parties, and none of their affiliates and their officers, directors, employees, agents, advisors and other representatives shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or such Indemnified Party’s subsidiaries or the officers, directors, employees, agents, advisors and other representatives of such Indemnified Party or its subsidiaries. It is further agreed that Bank of America and Scotiabank shall only have liability to you (as opposed to any other person), and that Bank of America and Scotiabank shall be liable solely in respect of their own commitment to the Facilities on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party or of such Indemnified Party’s subsidiaries or the officers, directors, employees, agents, advisors and other representatives of such Indemnified Party or its subsidiaries as determined by a court of competent jurisdiction.

5. Conditions to Financing. The commitments of Bank of America and Scotiabank in respect of the Senior Credit Facilities, the commitment of Banc of America Bridge and Scotiabank in respect of the Bridge Facility and the undertaking of BAS and Scotiabank to provide the services described herein are subject to the satisfaction of each of the conditions set forth in Annex III hereto.

6. Confidentiality and Other Obligations. This Commitment Letter, the Fee Letter and the Engagement Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained in connection with the Transaction, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summaries of Terms) but not the Fee Letter or the Engagement Letter (a) on a confidential basis to the board of directors, senior officers and advisors of the Acquired Business in connection with their consideration of the Transaction, (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (c) after written notice (to the extent permitted by law) to the Lead Arrangers of any legally required disclosure, as otherwise required by law.

You acknowledge that the Committing Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Committing Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to the Companies with the same degree of care as they treat their own confidential information. The Committing Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Committing Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Committing Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Committing Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each of the Committing Parties has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) none of the Committing Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Committing Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Committing Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Committing Parties with respect to any breach or alleged breach of agency or fiduciary duty (as distinct from contractual duties hereunder) in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Committing Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Committing Parties, as applicable, to identify you in accordance with the Act.

The Committing Parties acknowledge and agree that all MNPI furnished by the Companies to the Committing Parties shall be for the confidential use of the Committing Parties and of the prospective Senior Lenders who are subject to the standard confidentiality agreement of, as the case may be, the Committing Parties or IntraLinks or Syndtrak and each of their respective officers, directors, employees, attorneys and other advisors who accept such information subject to an obligation to keep it confidential or are otherwise bound by an obligation of confidentiality, in accordance with their customary procedures for handling confidential information and for disseminating such information to prospective lenders.

7. Survival of Obligations. The provisions of numbered paragraphs 3, 4 and 6 shall remain in full force and effect regardless of whether any definitive documentation for the Facilities shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Committing Parties hereunder.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier or electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summaries of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Committing Parties in the negotiation, performance or enforcement hereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including, without limitation, the Summaries of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You shall not sell, transfer or otherwise dispose of any material portion of assets (other than inventory) of the Borrower and its subsidiaries on a consolidated basis prior to the Closing Date.

This Commitment Letter, together with the Summaries of Terms and the Fee Letter (and, if this Commitment Letter is accepted with respect to the Bridge Facility, the Engagement Letter), embodies the entire agreement and understanding among the Committing Parties, you and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. However, please note that the terms and conditions of the commitments of the Committing Banks and undertaking of BAS and Scotiabank hereunder are not limited to those set forth herein or in the Summaries of Terms. Those matters that are not covered or made clear herein or in the Summaries of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by the Committing Parties to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

All commitments and undertakings of the Committing Banks under this Commitment Letter with respect to the Senior Credit Facilities will expire at 12:00 midnight (New York City time) on July 10, 2008 unless you execute this Commitment Letter as provided below and the Fee Letter as provided therein to accept such commitments and return them to us prior to that time. All commitments and undertakings of Banc of America Bridge, Scotiabank and BAS under this Commitment Letter with respect to the Bridge Facility will also expire at that time unless you sign this Commitment Letter as provided below and the Fee Letter as provided therein to accept such commitments, and also sign the Engagement Letter, and return them to us prior to that time. Thereafter, all accepted commitments and undertakings of the Committing Parties hereunder will expire on the earliest of (a) December 31, 2008, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition, (i) in the case of the Senior Credit Facilities, without the use of the Senior Credit Facilities, or (ii) in the case of the Bridge Facility, without the use of the Bridge Facility, (c) the acceptance by any of the Companies or any of their affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Companies other than as part of the Transaction, and (d) if any event occurs or information becomes available that, in the reasonable and good faith judgment of the Committing Parties, results or is reasonably likely to result in the failure to satisfy any condition set forth in paragraph 5 of this Commitment Letter. In addition, all accepted commitments and undertakings of the Committing Parties hereunder may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter (or, if this Commitment Letter is accepted with respect to the Bridge Facility, the Engagement Letter) on a timely basis.

BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) BANK OF AMERICA AND SCOTIABANK ARE OFFERING TO PROVIDE THE SENIOR CREDIT FACILITIES SEPARATE AND APART FROM BANC OF AMERICA BRIDGE’S AND SCOTIABANK’S OFFER TO PROVIDE THE BRIDGE FACILITY AND (B) BANC OF AMERICA BRIDGE AND SCOTIABANK ARE OFFERING TO PROVIDE THE BRIDGE FACILITY SEPARATE AND APART FROM THE OFFER BY BANK OF AMERICA AND SCOTIABANK TO

PROVIDE THE SENIOR CREDIT FACILITIES. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE SENIOR CREDIT FACILITIES OR THE BRIDGE FACILITY OR BOTH.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ K. James Pirouz
Name:	K. James Pirouz
Title:	Principal

BANC OF AMERICA BRIDGE LLC

By:	/s/ K. James Pirouz
Name:	K. James Pirouz
Title:	Principal

BANC OF AMERICA SECURITIES LLC

By:	/s/ K. James Pirouz
Name:	K. James Pirouz
Title:	Principal

THE BANK OF NOVA SCOTIA

By:	/s/ Todd Meller
Name:	Todd Meller
Title:	Managing Director

The provisions of this Commitment Letter

with respect to the Senior Credit Facilities

are accepted and agreed to as of the date

first written above:

ASHLAND INC.

By:	/s/ J. Kevin Willis
Name:	J. Kevin Willis
Title:	Treasurer and Vice President, Finance

The provisions of this Commitment Letter

with respect to the Bridge Facility are

accepted and agreed to as of the date first

written above:

ASHLAND INC.

By:	/s/ J. Kevin Willis
Name:	J. Kevin Willis
Title:	Treasurer and Vice President, Finance

SCHEDULE I

SOURCES AND USES OF FUNDS

($ millions)

Sources		Uses
Senior Credit Facilities	$1,439.0	Cash Purchase Price of Acquired Business Equity	$2,133.0
Senior Notes or Bridge Facility	750.0	Refinancing of Existing Borrower Debt	593.0
Cash	871.0	Common Stock of Borrower	492.0
Common Stock of Borrower	492.0	Estimated Fees and Expenses	334.0

Total Sources	$3,552.0	Total Uses	$3,552.0

Common Stock of the Borrower is based on an exchange rate of 0.093 shares of Common Stock of the Borrower for each share of Common Stock of the Acquired Business and consideration will fluctuate.

Cash includes the Borrower’s cash on hand at closing, the Acquired Business’s cash on hand at closing and option proceeds.

Schedule I-1

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

$1.950 BILLION SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Ashland Inc., a Kentucky corporation (the “Borrower”). A newly created, wholly-owned subsidiary of the Borrower will merge with and into the Acquired Business, with the Acquired Business surviving as a wholly owned subsidiary of the Borrower. The Borrower, the Acquired Business and their subsidiaries are collectively referred to herein as the “Companies”).

Guarantors:	The obligations of the Borrower and its subsidiaries under the Senior Credit Facilities and under any treasury management, interest protection or other hedging arrangements entered into with a Senior Lender (or an affiliate thereof) will be guaranteed by each of the existing and future direct and indirect Material Subsidiaries of the Borrower, including the Acquired Business and its subsidiaries, other than (i) any joint venture and (ii) any subsidiary that is a “controlled foreign corporation” (a “CFC”) under Section 957 of the Internal Revenue Code to the extent such guarantee could reasonably be expected to result in a material tax liability (the “Guarantors”); provided that recourse under the guaranty of Ashland International Holdings, Inc., Valvoline International, Inc., Hercules Paper Holdings, Inc. and any other Guarantor substantially all business and purpose of which is the holding of stock of CFCs (each a “Foreign Holdco”) shall be limited to Collateral pledged by such Foreign Holdco pursuant to the “Security” section below (and Foreign Holdcos may be subject to covenants prohibiting them from engaging in other businesses or operations and acquiring assets and liabilities, except that the three identified by name above may continue activities being conducted by them on the Closing Date so long as there is no material change in the nature or material increase in the relative quantity of such activities thereafter). All guarantees will be guarantees of payment and not of collection. “Material Subsidiaries” shall be defined in a manner to be agreed in the loan documentation.

Annex I-1

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative and collateral agent for the Senior Lenders (the “Administrative Agent”).

Joint Lead Arrangers and Joint Book

Managers:	Banc of America Securities LLC (“BAS”) and The Bank of Nova Scotia (“Scotiabank”) will act as joint lead arrangers and joint book running managers for the Senior Credit Facilities (the “Senior Lead Arrangers”).

Senior Lenders:	Bank of America and Scotiabank and other banks, financial institutions and institutional lenders acceptable to the Senior Lead Arrangers and selected in consultation with the Borrower.

Senior Credit Facilities:	An aggregate principal amount of up to $1.950 billion will be available through the following facilities:

Term A Facility: a $600.0 million term loan facility, all of which will be drawn on the Closing Date.

Term B Facility: a $850.0 million term loan facility, all of which will be drawn on the Closing Date (together with Term A Facility, the “Term Loan Facilities”).

It is understood that up to $100.0 million of the Term A Facility and $100.0 million of the Term B Facility may be replaced prior to the Closing Date or repaid after the Closing Date with an accounts receivable securitization facility of the Borrower on customary terms and conditions (the “A/R Facility”), with the proceeds of such A/R Facility reducing or repaying, as the case may be, the Term A Facility and Term B Facility on a dollar for dollar basis allocated between such facilities as the Lead Arrangers may determine. The $100.0 million of the Term A Facility and $100.0 million of the Term B Facility which may be funded on the Closing Date in lieu of the A/R Facility is referred to herein as the “A/R Facility Backstop.”

Prior to the Closing Date, the Senior Lead Arrangers shall have the right to reallocate the principal amount of the Term Loan Facilities between the Term A Facility and the Term B Facility (with corresponding changes to the Scheduled Amortization (as hereinafter defined)) in consultation with the Borrower.

At the request of the Senior Lead Arrangers, the Borrower will use its commercially reasonable efforts to cause a portion of the Term Loan Facilities as requested by the Senior Lead Arrangers to be issued by one or more of the Borrower’s European

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subsidiaries (in US Dollars, Euro, or other freely available currencies that may be agreed), and provided in any event that the Borrower and the Guarantors will remain guarantors with respect thereto and provided, further, that the Borrower shall not be required to use such efforts if, in the Borrower’s good faith determination, such borrowings by European subsidiaries (or the use or repatriation of the proceeds thereof) would reasonably be expected to cause any (other than immaterial) (i) detriment to the Companies’ current or prospective operations, earnings or financial condition or (ii) tax liability to the Companies.

Revolving Credit Facility: a $500.0 million revolving credit facility, available from time to time until the fifth anniversary of the Closing Date, and to include a sublimit to be determined for the issuance of standby and commercial letters of credit (each a “Letter of Credit”) and a sublimit for swingline loans (each a “Swingline Loan”). At the Borrower’s request the Revolving Credit Facility will contain a sub-facility denominated in Euros and not greater than the Euro equivalent of $100.0 million. Letters of Credit will be initially issued by a Lender specified by the Borrower prior to the Closing Date and reasonably acceptable to the Senior Lead Arrangers (in such capacity, the “Issuing Bank”) and a sublimit for swingline loans (each a “Swingline Loan”), and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. Only $12.0 million of the Revolving Credit Facility may be drawn on the Closing Date and up to $130.0 million of rollover L/Cs may be rolled over or backstopped; provided that the Borrower may also borrow additional amounts under the Revolving Credit Facility on the Closing Date in order to fund upfront fees or original issue discount.

Swingline Option:	Swingline Loans will be made available on a same day basis in an aggregate amount not exceeding an amount to be determined and in a minimum amount to be determined. The Borrower must repay each Swingline Loan in full no later than ten (10) business days after such loan is made.

Purpose:	The proceeds of the Senior Credit Facilities shall be used (i) to finance in part the Acquisition; (ii) to pay fees and expenses incurred in connection with the Transaction; (iii) to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries; and (iv) to finance in part the Refinancing.

Closing Date:	On or before December 31, 2008.

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Interest Rates:	The interest rates per annum applicable to the Senior Credit Facilities will be, at the option of the Borrower (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Alternate Base Rate (to be defined as the higher of (x) the Bank of America prime rate and (y) the Federal Funds rate plus 0.50%) plus the Applicable Margin. The Applicable Margin means (a) with respect to the Term A Facility and the Revolving Credit Facility (i) for the first six months after the Closing Date, 2.75% per annum, in the case of LIBOR advances, and 1.75% per annum, in the case of Alternate Base Rate advances, and (ii) thereafter, a percentage per annum to be determined in accordance with a pricing grid attached hereto as Addendum II and (b) with respect to the Term B Facility, 3.25% per annum, in the case of LIBOR advances, and 2.25% per annum, in the case of Alternate Base Rate advances. In no event shall LIBOR be deemed to be less than 3.00% (the “LIBOR Floor”) nor shall the Alternate Base Rate be deemed to be less than 4.00% (the “Base Rate Floor”).

The Borrower may select interest periods of one, two, three or six months for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any event of default under the loan documentation, the Applicable Margin on all obligations owing under the loan documentation shall increase by 2% per annum.

Commitment Fee:	Commencing on the Closing Date, a commitment fee of (a) until six months following the Closing Date, 0.50% and (b) thereafter, a percentage per annum determined in accordance with a pricing grid attached hereto as Addendum II (calculated on a 360-day basis) shall be payable on the unused portions of the Senior Credit Facilities, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

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Letter of Credit Fees:	Letter of Credit fees equal to the Applicable Margin from time to time on Revolving Credit LIBOR advances on a per annum basis will be payable quarterly in arrears and shared proportionately by the Senior Lenders under the Revolving Credit Facility. In addition, a fronting fee at a rate per annum and payable as established by separate agreement between the Borrower and the Issuing Bank will be payable to the Issuing Bank for its own account. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Maturity:	Term Loan A Facility: five years after the Closing Date.

Term Loan B Facility: seven years after the Closing Date.

Revolving Credit Facility: five years after the Closing Date.

Scheduled Amortization:	Term Loan Facilities: The Term A Facility will be subject to quarterly amortization of principal (in equal installments), with 5% of the aggregate Term A advances to be payable in each of the first two years, 10% of the aggregate Term A advances to be payable in the third year, 20% of the aggregate Term A advances to be payable in the fourth year and 60% of the aggregate Term A advances to be payable in the fifth year (in quarterly installments of 5%, 5%, 5%, and 45%. The Term B Facility will be subject to quarterly amortization of principal (in equal installments), with 1% of the initial aggregate Term B advances to be payable in each of the first six years and 94% of the initial aggregate Term B advances to be payable in the final year (in quarterly installments of 0.25%, 0.25%, 0.25%, and 93.25%) (collectively, the “Scheduled Amortization”).

Revolving Credit Facility: Advances under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility.

Mandatory Prepayments and Commitment

Reductions:

In addition to the amortization set forth above, (a) all cash proceeds (net of fees, commissions, and other related expenses and taxes attributable to the event) from (i) sales of property and assets of Borrower and its subsidiaries (including sales or issuances of equity interests by subsidiaries of Borrower but

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excluding sales of inventory in the ordinary course of business, and other exceptions to be agreed in the loan documentation), and (ii) Extraordinary Receipts (to be defined to include extraordinary receipts such as tax refunds, casualty and indemnity payments, and certain casualty insurance proceeds and to exclude cash receipts in the ordinary course of business and any reimbursements matched to an expense, including asbestos and environmental claim insurance and indemnity payments), in each case, subject to reinvestments completed during the 12 month period following receipt, (b) all cash proceeds (net of fees, commissions, and other related expenses and taxes attributable to the event) from the issuance or incurrence after the Closing Date of additional debt of Borrower or any of its subsidiaries (other than debt permitted under the loan documentation and other than, if the Bridge Facility is funded, the Rollover Loans or Exchange Notes referred to in Annex II or equity or Permanent Securities in an initial principal amount sufficient to refinance any outstanding Bridge Financing), and (c) 25% of Excess Cash Flow (to be defined in the loan documentation) of Borrower and its subsidiaries (stepping down to 0% when the Borrower’s total Leverage Ratio is less than 2.5 to 1.0), shall be applied to the prepayment of (and permanent reduction of the commitments under) the Senior Credit Facilities in the following manner: first, ratably to the principal repayment installments of each of the Term Loan Facilities on a pro rata basis and, second, to the Revolving Credit Facility; provided that prepayments of Excess Cash Flow applied to the Revolving Credit Facility shall not reduce the commitments thereunder.

Optional Prepayments and Commitment

Reductions:	The Senior Credit Facilities may be prepaid at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Senior Lenders resulting therefrom. Each such prepayment of the Term Loan Facilities shall be applied ratably to the principal repayment installments of each of the Term Loan Facilities on a pro rata basis. The unutilized portion of any commitment under the Senior Credit Facilities may be reduced or terminated by the Borrower at any time without penalty.

Security:	The Borrower and each of the Guarantors shall grant the Administrative Agent (for its benefit and for the benefit of the Senior Lenders) valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following (collectively, the “Collateral”):

(a) all present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries, except that (i) in the case of each subsidiary that is a CFC, such pledge shall be limited to 65% of the voting stock of each such entity and (ii) none of the stock of a Foreign Holdco shall be pledged;

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(b) all present and future intercompany debt owed to the Borrower and each Guarantor;

(c) (i) all of the present and future personal property of the Borrower and each Guarantor, including, but not limited to, equipment (other than motor vehicles and other certificate of title vehicles), inventory, accounts receivable (other than those subject to the A/R Facility), fixtures, certain material deposit and bank accounts, investment property, license rights, intellectual property and other general intangibles, insurance proceeds and instruments and (ii) owned real estate having a value in excess of a value to be agreed in the loan documentation (to the extent permitted under applicable existing agreements); provided that interests in joint ventures will be pledged only to the extent permitted by formation documents; and

(d) all proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

Notwithstanding the foregoing, the collateral shall not include assets where the Administrative Agent determines that the cost of obtaining such pledge or security interest is excessive in relation to the benefit thereof.

The Collateral shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facilities, any interest rate swap or similar agreements with a Senior Lender or an affiliate of a Senior Lender and treasury management agreements with a Senior Lender or an affiliate of a Senior Lender.

Conditions Precedent to Closing and

Initial Borrowings:	Those specified in Annex III to the Commitment Letter.

Conditions Precedent to Each

    Borrowing Under the Senior Credit

Facilities:	Each borrowing or issuance or renewal of a Letter of Credit under the Senior Credit Facilities (other than the initial

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borrowings on the Closing Date) will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be materially correct; and (ii) no defaults or Events of Default shall have occurred and be continuing.

Representations and Warranties:	The following and others reasonably agreed by the Senior Lead Arrangers and the Borrower: (i) corporate status; (ii) corporate power and authority, enforceability; (iii) no violation of law, contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and other information and no material adverse change; (vi) no required governmental (including without limitation exchange control) or third party approvals or consents; (vii) use of proceeds/compliance with margin regulations; (viii) valid title to property and assets (including, intellectual property and licenses), free and clear of liens, charges and other encumbrances; (ix) status under Investment Company Act; (x) ERISA matters; (xi) environmental matters; (xii) perfected liens, security interests and charges; (xiii) solvency; (xiv) tax status and payment of taxes; (xv) status as senior debt; (xvi) defaults; (xvii) insurance; and (xviii) reportable transactions.

The foregoing will be subject to qualifications for material adverse effect, exclusions and/or materiality thresholds, in each case to be agreed upon in the loan documentation.

Covenants:	The following affirmative, negative and financial covenants and other affirmative and negative covenants reasonably agreed by the Senior Lead Arrangers and the Borrower:

(a)

Affirmative Covenants: (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) performance of leases, related documents and other material agreements; (ix) conducting transactions with affiliates on terms equivalent to those obtainable on an arm’s-length basis; (x) further assurances as to perfection and priority of security interests; (xi) grant of security on additional property and

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assets of the Companies not already Collateral upon the occurrence of an Event of Default and (xii) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and quarterly unaudited financial statements, notices of defaults, compliance certificates, annual business plans and forecasts, notices of material litigation and proceedings, material environmental actions and liabilities and material ERISA and tax events and liabilities, reports to shareholders and other creditors, and other business and financial information as any Senior Lender shall reasonably request).

The foregoing will be subject to qualifications for material adverse effect, exclusions and/or materiality thresholds or baskets, in each case to be agreed upon in the loan documentation.

(b)

Negative Covenants: Restrictions (with qualifications and exceptions to be agreed) on (i) liens; (ii) debt (other than the Senior Notes or the Bridge Financing and Permanent Securities in an initial principal amount sufficient to refinance the outstanding Bridge Financing, the A/R Facility (if any) and the Indebtedness to Remain Outstanding (as defined in Annex III)), guarantees or other contingent obligations (including, without limitation, the subordination of all intercompany indebtedness on terms satisfactory to the Lenders); (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property and assets (other than sales of inventory in the ordinary course of business); (v) loans, acquisitions, joint ventures and other investments (with an exception for investments consisting of asset transfers to a joint venture between the Borrower and Sud-Chemie AG, (A) in which each would have a 50% interest and (B) under which the Borrower would contribute its Casting Solutions business group and its interest in Ashland-Südchemie-Kernfest GmbH, which contributed assets shall be as separately described to the Lead Arrangers as part of the Pre-Commitment Information); (vi) in the case of the Borrower, dividends and other distributions to, and redemptions and repurchases from, equity holders; (vii) creating new subsidiaries; (viii) becoming a general partner in any partnership; (ix) prepaying, redeeming or repurchasing debt; (x) capital expenditures; (xi) granting negative pledges (other than any such negative pledge under the definitive

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documentation for the Bridge Facility and the Senior Notes which shall expressly permit liens in favor of the Administrative Agent and the Senior Lenders); (xii) changes in the nature of business; (xiii) amending organizational documents, or amending or otherwise modifying certain material agreements; (xiv) changes in accounting policies or reporting practices; (xv) sale and leaseback transactions; and (xvi) transactions with affiliates.

The foregoing will be subject to qualifications for material adverse effect, exclusions and/or materiality thresholds or baskets, in each case to be agreed upon in the loan documentation.

(c)	Financial Covenants:

•	Maintenance of a maximum Leverage Ratio, with step downs to be determined; and

•	Maintenance of a minimum Fixed Charge Coverage Ratio, with step ups to be determined.

All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such measurements for historical fiscal quarters ended prior to the Closing Date for which quarterly financial statements have been provided to the Senior Lead Arrangers pursuant to Annex III shall be made by reference to stipulated amounts of EBITDA and Fixed Charges to be agreed in the loan documentation.

Interest Rate Protection:	The Borrower shall obtain interest rate protection in form and with parties acceptable to the Senior Lead Arrangers for a notional amount and otherwise on terms to be agreed in the loan documentation.

Within 90 days after the Closing Date, the Borrower shall enter into interest rate swap contracts with terms and conditions and with counterparties reasonably satisfactory to the Administrative Agent covering such amount of consolidated funded debt for borrowed money such that at least 50% of the aggregate principal amount of consolidated funded debt for borrowed money of the Borrower and its subsidiaries is subject to interest rate swap contracts providing for effective payment of interest on a fixed rate basis or bears interest at fixed rates for a period of at least three years.

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Events of Default:	The following and others reasonably agreed by the Senior Lead Arrangers and the Borrower: (i) nonpayment of principal, interest, fees or other amounts, (ii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed and material non-monetary judgment defaults; (vii) actual or asserted impairment of loan documentation or security; (viii) Change of Control (to be defined); and (ix) customary ERISA defaults.

The foregoing will be subject to customary and reasonable notice, grace and cure periods and qualifications for material adverse effect or other materiality thresholds.

Assignments and Participations:	Each Senior Lender will be permitted to make assignments in minimum amounts to be agreed to other financial institutions approved by the Administrative Agent and, so long as no event of default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that neither the approval of the Borrower nor the Administrative Agent shall be required in connection with assignments to other Senior Lenders or any of their affiliates. Each Senior Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the loan documentation to any of its affiliates. Senior Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee will be charged to the applicable Lender with respect to each assignment as set forth in Addendum I.

Waivers and Amendments:

Amendments and waivers of the provisions of the loan documentation will require the approval of Senior Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Senior Credit Facilities, except that (a) the consent of each affected Senior Lender will be required with respect to the following: (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times

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for payment (which, by way of clarification and not limitation, shall not be deemed to include mandatory prepayments), (iv) releases of all or substantially all of the collateral or value of the guarantees and (v) changes that impose any restriction on the ability of any Senior Lender to assign any of its rights or obligations and (b) the consent of Senior Lenders holding more than 50% of the advances and commitments under each of the Term A Facility and the Term B Facility shall be required with respect to any amendment or waiver that changes the allocation of any payments between the Term Loan Facilities.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Senior Lead Arrangers, each Senior Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Senior Credit Facilities, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs other than losses, liabilities, claims, damages or expenses, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or such Indemnified Party’s subsidiaries or the officers, directors, employees, agents, advisors and other representatives of such indemnified party or its subsidiaries. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Senior Credit Facilities to close.

Governing Law:	New York.

Expenses:	The Borrower will pay all reasonable and invoiced costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all loan documentation, including, without limitation, the reasonable and invoiced legal fees and expenses of the Administrative Agent’s counsel, regardless of whether or not the Senior Credit Facilities are closed. The Borrower will also pay the expenses of each Senior Lender in connection with the enforcement, during an Event of Default, of any of the loan documentation related to the Senior Credit Facilities.

Counsel to the Administrative Agent:	Cahill Gordon & Reindel LLP.

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Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

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ADDENDUM I

PROCESSING AND RECORDATION FEES

The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction:	Assignment Fee:
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

For purposes hereof, “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor. The terms “Affiliate,” “Approved Fund” and “Eligible Assignee” shall be defined in the definitive loan documentation.

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ADDENDUM II

PRICING GRID

Leverage Ratio	Commitment Fee	Applicable Margin
		LIBOR	Alternate Base Rate
> 3.75:1.00	.50%	3.25%	2.25%
> 3.50:1.00 and < 3.75:1.00	.50%	3.00%	2.00%
> 2.75:1.00 and < 3.50:1.00	.50%	2.75%	1.75%
> 2.00:1.00 and < 2.75:1.00	.40%	2.50%	1.50%
< 2.00:1.00	.30%	2.00%	1.00%

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ANNEX II-A

SUMMARY OF TERMS AND CONDITIONS

$750.0 MILLION SENIOR BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-A is attached.

Borrower:	Same Borrower as in the Senior Financing Summary of Terms.

Guarantors:	Same Guarantors as in the Senior Financing Summary of Terms.

Joint Lead Arrangers and Joint Book Managers:	Banc of America Securities LLC (“BAS”) and The Bank of Nova Scotia (“Scotiabank”) will act as joint lead arrangers and joint book running managers for the Bridge Facility (in such capacity, the “Bridge Lead Arrangers”).

Bridge Lenders:	Banc of America Bridge LLC or an affiliate thereof (“Banc of America Bridge”) and The Bank of Nova Scotia or an affiliate (“Scotiabank” and, together with Banc of America Bridge, the “Initial Bridge Lenders”) and other financial institutions and institutional lenders acceptable to the Bridge Lead Arrangers in consultation with the Borrower (the “Bridge Lenders”).

Bridge Facility:	Up to $750.0 million of unsecured senior bridge loans (the “Bridge Loans”). The Bridge Loans will be available to the Borrower in one drawing upon consummation of the Acquisition.

Ranking:	The Bridge Loans will be unsecured, senior obligations of the Borrower, ranking pari passu with or senior to all other unsecured obligations of the Borrower. The Guarantees will be unsecured, senior obligations of each Guarantor, ranking pari passu with or senior to all other unsecured obligations of such Guarantor.

Purpose:	Together with borrowings under the Senior Credit Facilities, the proceeds of the Bridge Facility shall be used (i) to finance in part the Acquisition; (ii) to pay fees and expenses incurred in connection with the Transaction; and (iii) to finance in part the Refinancing.

Closing Date:	On or before December 31, 2008.

Interest Rate:

Interest shall be payable quarterly in arrears at a rate per annum equal to the greatest of (i) three-month LIBOR plus the Applicable Margin, (ii) the yield on the U.S. Treasury security with a maturity closest to the Rollover Maturity Date plus the Applicable Margin and (iii) 3.00% per annum plus the Applicable

Annex II-A-1

Margin. The Applicable Margin for Bridge Loans shall initially be 450 basis points and will in each case increase by an additional 50 basis at the end of each subsequent three-month period for as long as the Bridge Loans are outstanding; provided that the interest rate shall not exceed 12.00% per annum; provided that such maximum interest rate permitted by this clause shall increase by an additional 25 basis points in the event that (i) the sum of the consolidated operating income from continuing operations, plus depreciation and amortization (excluding the impact of non-recurring one time gains and losses and including interest income of the Acquired Business and its subsidiaries but excluding interest income of the Borrower and its subsidiaries) (for purposes of this proviso, “EBITDA”) of the Borrower and the EBITDA of the Acquired Business, in each case for the quarter ended June 30, 2008, is less than $190.0 million or (ii) the sum of the EBITDA of the Borrower and the EBITDA of the Acquired Business, in each case for the six months ended September 30, 2008 (calculated based on the monthly financial statements of the Borrower and the Acquired Business provided to the Lead Arrangers in accordance with clause (v) of Annex III to the Commitment Letter on or prior to October 24, 2008 or, if released prior to such date by the Borrower or the Acquired Business or both, the earnings release issued by the Borrower or the Acquired Business or both for the quarter ending September 30, 2008), is less than $350.0 million. Notwithstanding the foregoing, in the case of an Event of Default, the Applicable Margin shall be increased by 2.0% per annum.

Maturity:	12 months from the Closing Date (the “Bridge Loan Maturity Date” or “Rollover Date”).

Optional Prepayment:	The Bridge Loans may be prepaid prior to the Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Mandatory Prepayments:	The Borrower will prepay the Bridge Loans, without premium or penalty, together with accrued interest to the prepayment date, with any of the following: (i) the net proceeds from the issuance of any debt or equity securities of the Borrower; (ii) subject to customary exceptions to be agreed and prepayment requirements under the Senior Credit Facilities, the net proceeds from any other indebtedness incurred by the Borrower or any of the Borrower’s subsidiaries; and (iii) subject to customary exceptions to be agreed and to prepayment requirements under the Senior Credit Facilities, the net proceeds from asset sales by the Borrower or any of the Borrower’s subsidiaries.

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Change of Control:	In the event of a Change of Control, each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment plus a prepayment fee equal to 1% of such outstanding principal amount. Prior to making any such offer, the Borrower will, within 30 days of the Change of Control, repay all obligations under the Senior Credit Facilities or obtain any required consent of the Senior Lenders under the Senior Credit Facilities to make such prepayment of the Bridge Loans.

Conversion into Rollover Loans:	If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Rollover Date, the principal amount of the Bridge Loans outstanding on the Rollover Date may, subject to the conditions precedent set forth in Annex II-B, be converted into unsecured, senior rollover loans with a maturity of seven years from the Rollover Date (the “Rollover Loans”) and otherwise having the terms set forth in Annex II-B. On or after the Rollover Date, each Bridge Lender will have the right to exchange the outstanding Rollover Loans held by it for unsecured, senior exchange notes of the Borrower having the terms set forth in Annex II-C.

Conditions Precedent:	Those specified in Annex III to the Commitment Letter.

Covenants:	To include financial covenants, and other covenants reasonably agreed by the Bridge Lead Arrangers and the Borrower and in any event to include covenants similar to those contained in the Senior Credit Facilities and a covenant for the Borrower to use its commercially reasonable efforts to refinance the Bridge Facility with the proceeds of the Permanent Financing as promptly as practicable following the Closing Date.

Representations and Warranties, Events of Default, Waivers and Consents:	Provisions similar to those contained in the Senior Credit Facilities and others reasonably agreed by the Bridge Lead Arrangers and the Borrower.

Assignments and Participations:	The Bridge Lenders shall have the right to assign their interest in the Bridge Loans in whole or in part in compliance with

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applicable law to any third parties. In addition, the Initial Bridge Lenders may share their respective commitments with any third party.

Indemnification:	Substantially similar to the Senior Credit Facilities.

Governing Law:	New York.

Expenses:	The Borrower will pay all reasonable and invoiced costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all loan documentation, including, without limitation, the reasonable and invoiced legal fees and expenses of the Bridge Lead Arrangers’ counsel, regardless of whether or not the Bridge Facility is closed. The Borrower will also pay the expenses of each Bridge Lender in connection with the enforcement following default of any of the loan documentation related to the Bridge Facility.

Counsel to Bridge Lead Arrangers:	Cahill Gordon & Reindel LLP.

Fees:	As provided in the Fee Letter.

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ANNEX II-B

SUMMARY OF TERMS AND CONDITIONS

$750.0 MILLION SENIOR ROLLOVER FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-B is attached.

Borrower:	Same Borrower as in Senior Financing Summary of Terms and Bridge Summary of Terms.

Guarantors:	Same Guarantors as in Senior Financing Summary of Terms and Bridge Summary of Terms.

Rollover Facility:	Unsecured, senior rollover loans (the “Rollover Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Rollover Loans will be available to the Borrower to refinance the Bridge Loans on the Rollover Date. The Rollover Loans will be governed by the definitive documents for the Bridge Loans and, except as set forth below, shall have the same terms as the Bridge Loans.

Ranking:	Same as Bridge Loans.

Interest Rate:	At the Rollover Date, the interest rate on the Rollover Loans will be a rate per annum equal to the greatest of (i) three-month LIBOR in effect from time to time (ii) the yield in effect from time to time on the U.S. Treasury security with a maturity closest to the Rollover Maturity Date and (iii) 3.00% per annum plus the Applicable Margin on the Bridge Loans in effect on the Rollover Date. For each three-month period after the Rollover Date the interest rate shall increase by 0.50%. The interest rate on the Rollover Loans shall not exceed the Cap. Notwithstanding the foregoing, following the occurrence of an Event of Default, the applicable interest rate shall be increased by 2.0% per annum. Interest on the Rollover Loans will be payable quarterly in arrears.

Maturity:	Seven years from the Rollover Date (the “Rollover Maturity Date”).

Optional Prepayment:	For so long as the Rollover Loans have not been exchanged for unsecured, senior exchange notes of the Borrower as provided in Annex II-C, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

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Conditions Precedent to Rollover:	The ability of the Borrower to refinance any Bridge Loans with Rollover Loans is subject to the following conditions being satisfied:

(i)	at the time of any such refinancing, there shall exist no Event of Default or event that, with notice and/or lapse of time, could become an Event of Default;

(ii)	all fees due to the Bridge Lead Arrangers and the Initial Bridge Lenders shall have been paid in full;

(iii)	the Bridge Lenders shall have received promissory notes evidencing the Rollover Loans (if requested) and such other documentation as shall be set forth in the loan documents; and

(iv)	no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

Assignments and Participations:	The Bridge Lenders shall have the right to assign their interest in any Rollover Loans in whole or in part in compliance with applicable law to any third parties. The Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date.

Rollover Covenants:	From and after the Rollover Date, the covenants applicable to the Rollover Loans will conform to those applicable to the Exchange Notes, except for covenants relating to the obligation of the Borrower to refinance the Rollover Loans and others to be agreed.

Governing Law:	New York.

Expenses:	Same as the Bridge Loans.

Fees:	As provided in the Fee Letter.

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ANNEX II-C

SUMMARY OF TERMS AND CONDITIONS

$750.0 MILLION SENIOR EXCHANGE NOTES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-C is attached.

Borrower:	Same Borrower as in Senior Financing Summary of Terms and Bridge Summary of Terms.

Guarantors:	Same Guarantors as in Senior Financing Summary of Terms and Bridge Summary of Terms.

Ranking:	Same as Bridge Loans.

Exchange Notes:	At any time on or after the Rollover Date, Rollover Loans due to any Bridge Lender may, at the option of such Bridge Lender, be exchanged for an equal principal amount of unsecured, senior exchange notes of the Borrower (the “Exchange Notes”). The Borrower will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The Indenture will be in substantially the form attached as an exhibit to the definitive agreement for the Bridge Facility. The Indenture will include provisions customary for an indenture governing publicly traded high yield debt securities, but with covenants that are more restrictive in certain respects. Except as expressly set forth above, the Exchange Notes shall have the same terms as the Rollover Loans.

Interest Rate Redemption Provision:

Each Exchange Note will initially bear interest at the rate in effect on the Rollover Loans for which it is exchanged and, thereafter, the interest rate on the Exchange Notes shall be determined in the same manner as set forth in Annex II-B with respect to the Rollover Loans. For so long as they bear interest at an increasing rate of interest, the Exchange Notes will be redeemable at the option of the Borrower, in whole or in part at any time, at par plus accrued and unpaid interest to the redemption date. Each holder of Exchange Notes shall have the option to fix the interest rate on the Exchange Notes to a rate that is equal to the then applicable rate of interest borne by the Exchange Notes (but in no event in excess of the Cap). In such event, such Exchange Notes will be non-callable until the fourth anniversary of the Closing Date and will be callable thereafter at

Annex II-C-1

par plus accrued interest plus a premium equal to one-half of the coupon in effect on the date on which the interest rate was fixed, declining ratably to par on the date that is one year prior to maturity of the Exchange Notes. The Exchange Notes will provide for mandatory repurchase offers customary for publicly traded high yield debt securities.

Registration Rights:	Within 270 days after the Closing Date the Borrower shall file a shelf registration statement with the Securities and Exchange Commission and the Borrower shall use its commercially reasonable efforts to cause such shelf registration statement to be declared effective by the Bridge Loan Maturity Date and keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for as long as it is required by the holders to resell the Exchange Notes. Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Borrower shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-half of one percent (0.50%) per annum on the principal amount of Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional one-half of one percent (0.50%) per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.5% per annum.

Governing Law:	New York.

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ANNEX III

CONDITIONS PRECEDENT TO CLOSING

$1.950 BILLION SENIOR CREDIT FACILITIES

$750.0 MILLION SENIOR BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

The commitments of Bank of America and Scotiabank in respect of the Senior Credit Facilities, the commitment of Banc of America Bridge and Scotiabank in respect of the Bridge Facility and the undertaking of BAS and Scotia Capital to provide the services described herein are subject to the satisfaction of each of the following conditions precedent and each of the other conditions precedent set forth in this Annex III: (a) in the case of the Senior Credit Facilities and the Bridge Facility, respectively, you shall have accepted the separate fee letter addressed to you dated the date hereof from the Committing Parties (the “Fee Letter”) as provided therein for the Senior Credit Facilities, the Bridge Facility, or both Facilities, as the case may be; and you shall have paid, or caused the Companies to pay, all applicable reasonable and invoiced fees and expenses (including the reasonable and invoiced fees and disbursements of counsel) that are due thereunder; (b) in the case of the Bridge Facility, you shall have accepted the Engagement Letter; and thereafter the Engagement Letter shall remain in full force and effect; (c) the negotiation, execution and delivery of definitive documentation with respect to each such Facility consistent with the terms and conditions of the applicable Summary of Terms and otherwise reasonably satisfactory to the Lead Arrangers and the Lenders under such Facility; (d) prior to and during the syndication of the Facilities, there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of any of the Companies or any of their affiliates (other than the Senior Notes, the A/R Facility (if any) and operating facilities, lines of credit pooling activity, guarantees, capital leases, derivatives, letters of credit, discounting of accounts receivable by foreign subsidiaries, defeased indebtedness, and other indebtedness that did not exceed $40 million in the aggregate as of June 30, 2008, in each case as disclosed as part of the Pre-Commitment Information, and replacements and other modifications thereof in the ordinary course of business and consistent with past practice and other unsecured indebtedness not to exceed $20,000,000 in the aggregate, in each case so long as the same are not syndicated and do not breach Section 5.01(b) of the Acquisition Agreement (the “Borrower Existing Indebtedness”)) and (e) none of Bank of America, Banc of America Bridge, BAS or Scotiabank becoming aware after the date hereof of any information, or any event, development or change relating to the Companies that, in our reasonable judgment, is inconsistent in a material and adverse manner with any information or other matter (other than Projections in respect of the Companies and any matter relating to financial models and forward-looking underlying assumptions relating to such Projections) disclosed to us by the Borrower prior to the date hereof.

Annex III-1

In addition, the closing and the initial extension of credit under the Senior Credit Facilities and the extension of the Bridge Loans under the Bridge Facility will be subject to the following:

(i) Reference is made to the certain Agreement and Plan of Merger among the Borrower, Ashland Sub One Inc. and Hercules Incorporated of even date herewith (collectively with all schedules and exhibits thereto, and as modified pursuant to the immediately following sentence, the “Acquisition Agreement”). The Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any condition therein consented to or waived without the prior written consent of the Lenders (other than a waiver by the Acquired Business of the condition set forth in Section 7.03(c) of the Acquisition Agreement and other than any other such alterations, amendments, changes, supplements, consents or waivers that are not materially adverse individually or in the aggregate to the interests of the Lead Arrangers or Lenders). The Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement, as its provisions may from time to time have been altered, amended, changed, supplemented, consented to or waived in accordance with the immediately preceding sentence. All principal, interest and other amounts outstanding in connection with existing debt of the Companies that is material, individually or in the aggregate, shall have been paid in full and any liens securing such debt shall be released, except for (i) in the case of the Acquired Business and its subsidiaries, (a) the 6.50% junior subordinated deferrable interest debentures due 2029 in an aggregate par value of approximately $282,000,000; (b) interest rate and currency hedge exposure aggregating (if it were to be terminated on the date hereof) approximately $175,000,000, some of which may, at the option of certain of the respective counterparties thereto, be due and payable following the Acquisition; (c) reimbursement obligations in respect of letters of credit in the aggregate amount of approximately $50,000,000 as of the date hereof (which will be backstopped or rolled over as part of the rolledover or backstopped L/Cs as set forth in Annex I); (d) indebtedness for borrowed money of foreign subsidiaries of the Acquired Business in the aggregate principal amount of approximately $74,000,000 as of June 30, 2008; and (e) other debt incurred by the Acquired Business after the date hereof pursuant and subject to Section 5.01(a) of the Acquisition Agreement (it being understood for the avoidance of doubt that the Acquired Business’ accounts receivables facility will be terminated as of the Closing Date) and (ii) in the case of the Borrower and its subsidiaries, the Borrower Existing Indebtedness (other than its existing revolving credit facility, which shall be repaid and terminated in full prior to or concurrently with the closing) ((i) and (ii) collectively, the “Indebtedness to Remain Outstanding”). Since the date of this Commitment Letter, there shall not have been any Event (as defined below) that, individually or in the aggregate, is having or would reasonably be expected to have a Material Adverse Effect on the Acquired Business. “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (an “Event”) that materially adversely affects the business, financial condition, or annual results of operations of the Acquired Business and its Subsidiaries (as defined in the Acquisition Agreement), taken as a whole; provided, however, that a “Material Adverse Effect” shall not include any Events directly or indirectly resulting from: (i) changes or conditions generally affecting the businesses or industries in which the Acquired Business and its Subsidiaries operate, to the extent such changes or conditions do not materially and disproportionately impact the Acquired Business and its Subsidiaries, taken as a whole, (ii) changes or conditions in U.S., European, Asian or Latin American or global, international, or general economic, regulatory, or political conditions (including calamities, the outbreak or escalation of hostilities or acts of war or terrorism), to the extent such conditions do not materially and disproportionately impact the Acquired Business and its Subsidiaries, taken as a whole, (iii) changes or conditions generally affecting the financial, securities or credit markets,

Annex III-2

(iv) any failure, in and of itself, by the Acquired Business to meet any projections, forecasts, revenue or earnings estimates for any period ending on or after the date of this Commitment Letter (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excludable may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (v) the public announcement, pendency, execution, delivery or existence of the Acquisition Agreement, the Acquisition and the other Transactions, including the Acquired Business’ compliance with the Acquisition Agreement and the impact of the Acquisition Agreement, the Acquisition and the other Transactions on the relationships of the Acquired Business with its employees, independent contractors, customers, suppliers, licensors, licensees, distributors, Governmental Entities (as defined in the Acquisition Agreement) and other third parties with whom the Acquired Business has business dealings, (vi) changes in GAAP (as defined in the Acquisition Agreement), Applicable Law (as defined in the Acquisition Agreement) or accounting standards (or interpretations thereof) or accounting estimates of existing contingent liabilities under GAAP, (vii) any changes in the market price or trading volume of the Company Common Stock (as defined in the Acquisition Agreement) (it being understood that the facts or occurrences giving rise to or contributing to such changes in market price or trading volume that are not otherwise excludable may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (viii) any litigation arising from allegations of a breach of fiduciary duty relating to the Acquisition Agreement or the Acquisition and the other Transactions or (ix) changes in any analyst’s recommendations, any corporate default or equivalent credit ratings (whether by Moody’s, Standard & Poor’s or other recognized credit rating agencies) or any other recommendations or ratings as to the Acquired Business or its Subsidiaries (including, in and of itself, any failure to meet analyst projections).

(ii) The Administrative Agent under each Facility shall have received (a) satisfactory opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for such Facility and, in the case of the Senior Credit Facilities, creation and perfection of the liens granted thereunder on the Collateral, and in each case subject to customary and reasonable assumptions, qualifications and limitations) and of appropriate local counsel and such corporate resolutions, certificates and other documents as such Administrative Agent shall reasonably require and (b) satisfactory evidence that in the case of the Senior Credit Facilities, the Administrative Agent (on behalf of the Senior Lenders) shall have a valid and perfected first priority lien and security interest in such capital stock and in the other Collateral as provided in Annex I to the Commitment Letter. In the case of the Senior Credit Facilities, all filings, recordations and searches necessary or reasonably desirable in connection with the liens and security interests in the Collateral shall have been duly made; all filing and recording fees and taxes shall have been duly paid and any surveys, title insurance, landlord waivers or access letters (if obtainable through the Companies’ commercially reasonable efforts and only with respect to locations containing material amounts of tangible Collateral) requested by the Administrative Agent with respect to real property interests of the Borrower and its subsidiaries shall have been obtained. The Administrative Agent shall have received evidence of the Borrower’s and the Guarantors’ compliance with the insurance requirements of the loan documentation, and the Administrative Agent shall have received endorsements naming the Administrative Agent, on behalf of the Senior Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and the Guarantors forming part of the Collateral. All loans made by the Lenders to the Borrower or any of its affiliates shall be in full compliance with the Federal Reserve’s regulations.

Annex III-3

(iii) The Lead Arrangers and the Lenders shall have received: (A) audited consolidated financial statements of the Borrower and its Subsidiaries for the three fiscal years most recently ending at least 60 days prior to the Acquisition, unaudited consolidated financial statements of the Companies for any interim monthly periods ending at least 20 days prior to the Acquisition and quarterly periods ending at least 35 days prior to the Acquisition, and pro forma financial statements as to the Companies giving effect to the Transaction for the most recently completed fiscal year, the period commencing with the end of the most recently completed fiscal year and ending with the most recently completed month and the most recently completed twelve month period, which in each case, (1) shall be satisfactory in form and substance to the Lead Arrangers, (2) shall not be materially inconsistent with the Pre-Commitment Information, and (3) shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1; (B) audited consolidated financial statements of the Acquired Business and its Subsidiaries for the three fiscal years ended most recently ending at least 60 days prior to the Acquisition, unaudited consolidated financial statements of the Companies for any interim monthly periods ending at least 20 days prior to the Acquisition and quarterly periods ending at least 35 days prior to the Acquisition, which in each case, (1) shall be satisfactory in form and substance to the Lead Arrangers and the Lenders, (2) shall not be materially inconsistent with the Pre-Commitment Information, and (3) shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1; (C) forecasts prepared by management of the Companies, each in form satisfactory to the Lead Arrangers and the Lenders, of balance sheets, income statements and cash flow statements for each quarter for the first four quarters following the Closing Date and for each of the first five years following the Closing Date commencing with the first fiscal year following the Closing Date; (D) the pro forma financial statements delivered pursuant to clauses (A) and (B) above and the forecasts delivered pursuant to clause (C) above shall be prepared in good faith and on the basis of the assumptions that are stated therein, which assumptions are fair in light of the then existing conditions or, to the extent including projections or forward-looking information, in accordance with the representations and warranties of the Borrower in clauses (a) and (b) of Section 3 of the Commitment Letter, and, in the case of each of (1), (2) and (3) above, the chief financial officer of the Borrower shall have provided the Lead Arrangers a written certification to that effect and (E) copies of written certifications from the chief executive officer and chief financial officer of the Borrower that are required to be issued by Section 906 and Section 302 of the Sarbanes-Oxley Act of 2002.

(iv) Each of the Senior Credit Facilities, the Bridge Facility and the Senior Notes shall have received ratings from Moody’s and S&P at least 30 days prior to the Closing Date.

(v) The Companies shall have complied in all material respects with all of the terms of the Fee Letter, including, without limitation, Section 2 thereof, and, if the Commitment Letter shall have been accepted as to the Bridge Facility, the Engagement Letter to be complied with on or before such date. All accrued reasonable and invoiced fees and expenses of the Administrative Agent, the Senior Lead Arrangers, the Bridge Lead Arrangers and the Lenders

Annex III-4

(including the reasonable and invoiced fees and expenses of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and the Lead Arrangers and local counsel for the Administrative Agent) then invoiced shall have been paid.

(vi) In the case of the Senior Credit Facilities, the Administrative Agent shall have received satisfactory evidence of receipt by the Borrower of not less than $750.0 million cash proceeds from the advance of the Bridge Loans or the issuance by the Borrower of the Senior Notes; and, in the case of the Bridge Facility, the Lead Arrangers shall have received evidence satisfactory to the Lead Arrangers that all other conditions to commitments of the Senior Lenders under the Senior Credit Facilities have been satisfied, in each of the foregoing cases, subject to any re-allocation of amounts permitted under Section 3 of the Fee Letter.

(vii) In the case of the Bridge Facility, (A) not later than 30 days prior to the Closing Date, the Companies shall have completed and made available to the Lead Arrangers and potential investors copies of an offering memorandum for the offer and sale of the Senior Notes pursuant to Rule 144A of the rules and regulations under the Securities Act containing such disclosures as may be required by applicable laws, as are customary and appropriate for such a document or as may be reasonably required by the Lead Arrangers (including all audited, pro forma and other financial statements and schedules of the Companies of the type that would be required in a registered public offering of the Senior Notes on Form S-1 and including commercially reasonable efforts to deliver a customary “comfort letter” from the independent public accountants for the Companies in form and substance satisfactory to the Lead Arrangers), (B) senior management and officers of the Borrower shall have made themselves available (subject to the reasonable notice and scheduling) for due diligence and a road show and other meetings with potential investors for the Senior Notes as required by the Lead Arrangers in their reasonable judgment to market the Senior Notes and (C) the Borrower shall have used commercially reasonable efforts to cause the senior management and officers of the Acquired Business to make themselves available (subject to the reasonable notice and scheduling) for due diligence and a road show and other meetings with potential investors for the Senior Notes as required by the Lead Arrangers in their reasonable judgment to market the Senior Notes.

(viii) (A) With respect to the Acquired Business and its subsidiaries (immediately prior to giving effect to the Acquisition), the representations and warranties with respect to the Acquired Business and its subsidiaries shall be true and correct to the extent required by the condition set forth in Section 7.02(a) of the Acquisition Agreement;

(B) with respect to the Acquired Business and its Subsidiaries (immediately after giving effect to the Acquisition), the following representations and warranties shall in each case be true and correct in all material respects: (1) corporate power and authority, due execution, delivery and enforceability of the loan documentation, (2) no material violation of law, material contracts (with material contracts of the Acquired Business being those set forth in the schedules to the Acquisition Agreement) or organizational documents, (3) Federal Reserve margin regulations and the Investment Company Act and (4) perfected liens, security interests and charges in favor of the Administrative Agent;

(C) with respect to the Borrower and its subsidiaries (excluding subsidiaries acquired as part of the Acquisition), the representations and warranties in the loan documentation in respect

Annex III-5

of (1) perfected liens, security interests and charges in favor of the Administrative Agent and (2) corporate status (7.01), corporate power and authority, enforceability (7.05), no violation of law, contracts or organizational documents (7.04), disclosure (but without representation of no material adverse change) (7.10), no material litigation (7.03), accuracy and completeness of specified financial statements and other information (but without representation of no material adverse change) (7.02), no required governmental (including without limitation exchange control) or third party approvals or consents (7.06), use of proceeds/compliance with margin regulations (7.07), status under Investment Company Act (7.11), ERISA matters (7.08), environmental matters (7.14), tax status and payment of taxes (7.09), defaults (7.13), insurance (7.15) and reportable transactions (7.16) shall be true and correct in all material respects; provided, however, that in the event of any inaccuracy in any material respect of any representations and warranties listed in this subclause (2) the Borrower shall be permitted to satisfy the requirement in respect of such representations and warranties (each a “Subject Rep”) if in each case the corresponding representation and warranty contained in the section of the Revolving Agreement referenced in the parenthetical adjacent to the Subject Rep above can be made by the Borrower true and correct in all material respects (for the purposes of this clause (viii) only, without giving effect to any termination of the Revolving Agreement occurring on or before the Closing Date); and

(D) no default or event of default shall have occurred and be continuing under any of clauses (i), (v) and (vii) (limited to assertions by a Company) of Events of Default; and no event of default shall have occurred and be continuing under any of the other clauses thereof.

As used herein, the term “Revolving Agreement” shall mean the Credit Agreement dated as of April 9, 2007 among the Borrower, The Bank of Nova Scotia, as administrative agent, a joint lead arranger and book manager, Bank of America, N.A., as syndication agent, SunTrust Bank, Inc., JP Morgan Chase Bank, N.A. and Citibank, N.A., collectively as co-documentation agents, Banc of America Securities LLC as a joint lead arranger and the lenders party thereto, as in effect on the date hereof and as hereafter modified, but only so long as no such modification is materially adverse to the interests of the Lead Arrangers or Lenders. For the purpose of determining compliance with the foregoing, (I) the audited consolidated balance sheet and statements of income, common stockholders equity and cash flows and the unaudited consolidated balance and statements of income, common stockholders equity and cash flows referred to in Section 7.02 of the Revolving Agreement shall be deemed to refer to the most recent audited consolidated balance sheet and statements of income, common stockholders equity and cash flows and unaudited consolidated balance sheet and statements of income, common stockholders equity and cash flows, respectively, delivered to the Lead Arrangers, (II) the following defined terms used in the Revolving Agreement shall be deemed to refer to the equivalent defined term under the loan documentation: Consolidated, Lenders, Agreement, Notes, Effective Date, Loans, Letters of Credit, Majority Lenders, Default, Property and (III) other appropriate conforming changes to the loan documentation may be indicated as the parties may reasonably agree.

Annex III-6

ANNEX IV

SUMMARY OF TERMS AND CONDITIONS

$200.0 MILLION ACCOUNTS

RECEIVABLE FACILITY

Borrower/Servicer/ Seller:	Certain Subsidiaries of Ashland Incorporated.

Issuer:	A bankruptcy remote SPE of the Seller.

Term of Facility:	364-days, expected (but not required) to be renewed annually.

Concentration Limits:	To be applied to obligors using standard rating agency methodology.

Eligible Receivables:	Standard eligibility criteria for such transactions.

Required Reserves:	Comprised of reserves for portfolio losses, dilution, yield and servicing.

Servicer Defaults:	Usual and customary for transactions of this nature.

Termination Events:	Customary for transactions of this nature.

Annex IV-1